EXHIBIT 11

MARATHON FINANCIAL CORPORATION


Computation of Weighted Average Shares Outstanding and Earnings Per Share

                    Weighted Shares Outstanding End of Month

                                                1998          1997
                                                ----          ----
January                                      2,055,983     1,863,495
February                                     2,055,983     1,863,495
March                                        2,055,983     1,864,462
                                             ---------     ---------
                                             6,167,949     5,591,452
                         Divided by          3 months       3 months
                                             --------       --------
        Weighted Shares Outstanding          2,055,983     1,863,817
                                             =========     =========

        Net Income                            $293,872     $ 240,853
                                             =========     =========

        Net Income Per Share, Basic
                and Assuming Dilution*       $     .14     $     .13
                                             =========     =========


 * See disclosure of computation at footnote # 6 of financial statements incorporated herein.